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EXHIBIT 14

CODE OF ETHICS

        This Code of Conduct has been adopted by the Board of Directors of Earl Scheib, Inc. (the "Company") as a supplement to the existing codes, guidelines and business practice policies of the Company.

        1.    Scope.    This Code applies to all directors, officers and employees of the Company, and is intended to deter wrongdoing and to promote the conduct specified in Sections 2 through 6. This Code is supplemental and in addition to the Company's existing Business Practice Policies applicable to directors, officers and certain employees of the Company.

        2.    Ethical Conduct.    Each director, officer and employee shall promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. We require strict adherence to the following rules:

    a.
    We do not discriminate in the hiring, discharge, compensation, promotion, or benefits offered to any employee, applicant or retiree on the basis of race, sex, religion, age, disability, or any other unlawful basis. We respect the privacy and dignity of our employees. Harassment of any form is strictly prohibited.

    b.
    We conduct our business in compliance with applicable governmental laws, rules and regulations.

    c.
    Gifts of cash or property may not be offered or made to any officer or employee of a customer or supplier or any government official or employee unless the gift is nominal in value and legal.

    d.
    Our employees should decline or turn over to the Company gifts of more than nominal value or cash from persons or companies that do (or may expect to do) business with the Company.

    e.
    Business entertainment (whether we do the entertaining or are entertained) must have a legitimate business purpose, may not be excessive, and must be legal.

    f.
    An employee who has a financial interest in, or performs work for, a company with which we do business must disclose that interest or work to the appropriate human resource manager. A "financial interest" in another company includes stock ownership by the employee, members of his or her immediate family and any related trusts or estates but excludes ownership of a small amount of stock in a publicly held company.

    g.
    We encourage participation in the political process, but recognize that participation is primarily a matter of individual involvement. Any payment of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in advance by the General Counsel.

          No single set of rules can cover every situation. We expect our directors, officers and employees to conduct themselves honestly and ethically in all of their activities for the Company, including situations that do not fall within the rules set forth above.

          Directors, officers and supervising employees are expected to act as role models for employees under their supervision by acting in an honest and ethical way in all situations.

        3.    Company Records, Reports and Communications.    Accurate and reliable records of many kinds are necessary to meet the Company's legal and financial obligations and manage our business. Therefore, the Chief Executive Officer, Chief Financial Officer and all accounting employees shall promote full, fair, accurate, timely and understandable disclosure reports and documents that the

Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. This will include such actions as:

    •
    Becoming familiar with the disclosure requirements applicable to the Company as well as our business and financial operations.

    •
    Providing a system for the careful review of all such reports, documents and communications.

    •
    Adequately supervising the preparation of the financial disclosure in the periodic reports required to be filed by the Company, including reviewing and analyzing the financial information to be disclosed.

    •
    Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications.

    •
    Fully complying with the provisions of our Business Practice Policies for Officers and Directors.

        All employees must keep in mind that the reports and forms they fill out in the course of their work become part of the information that our accounting staff and officers rely on in making decisions and preparing public reports. The falsification or improper entry of records, and any other activity that compromises the integrity of Company information, is a serious violation of this Code.

        4.    Compliance.    Each director, officer and employee will promote compliance with applicable governmental laws, rules and regulations by, among other things:

    •
    Becoming familiar with the applicable laws, rules and regulations.

    •
    Consulting professional advisors for advice in understanding and complying with laws, rules and regulations.

    •
    Training relevant employees to understand and comply with laws, rules and regulations.

        5.    Prompt Internal Reporting.    Violations of this Code must be promptly reported to the Chairman of the Audit Committee of the Board of Directors of the Company or the General Counsel of the Company (each, a "Compliance Officer"). Any report of a violation of this Code will be kept strictly confidential, and any person making such a report may do so anonymously and in any event will be granted anonymity.

        Any employee who in good faith reports a violation or suspected violation of this Code or other matters concerning accounting, internal controls or audit matters, will be protected from retaliation such as discipline or involuntary termination of employment as a result of their reports. Every reported allegation of illegal or unethical behavior will be thoroughly and promptly investigated.

        Each director, officer and supervising employee shall promote the prompt reporting of violations of this Code by, among other things:

    •
    Reporting all violations to a Compliance Officer.

    •
    Encouraging employees to report violations to a Compliance Officer, and keeping employees informed about how to reach a Compliance Officer.

    •
    Protecting the anonymity of employees who make reports.

    •
    Supporting and assisting the thorough and prompt investigation of reports.

    •
    Preventing retaliation against any employee for good faith reporting violations of this Code or for participating in any investigation relating to a reported violation of this Code.

        6.    Accountability.    The officers of the Company shall promote accountability for adherence to this Code by, among other things:

    •
    Distributing copies of this Code annually to all employees.

    •
    Supporting appropriate sanctions for violations of this Code.

        7.    Waiver.    If the Company approves any material departure from the provisions of this Code, or if the Company fails to take action within a reasonable period of time regarding a material departure from any provision of this Code, the Company will make a timely report of the event on a Form 8-K.

        8.    Amendment.    The Board of Directors of the Company must approve any amendment to this Code, and (other than a technical, administrative or other non-substantive amendment) the Company will make a timely report of the amendment on a Form 8-K.

        9.    Sanctions.    If a Compliance Officer determines that a director, officer or employee may have violated any provision of this Code, the violation shall be reported to the Board of Directors of the Company. The Board of Directors will be responsible for establishing a fair process to determine if a violation has occurred, including notice to the alleged violator and an opportunity for such person to be heard before a final determination is made. If the alleged violation of this Code would also be a violation of law, the Board of Directors may either make an independent determination or rely on the findings of any court or administrative tribunal. If the Board of Directors determines that a violation has occurred, it may, among other things:

    •
    Terminate the employment relationship with the violator.

    •
    Place the violator on a leave of absence.

    •
    Counsel the violator.

    •
    Authorize such other action as it deems appropriate.

        10.    Employment Agreements.    Any termination of an officer or employee under Section 9 will be deemed to be "for cause" within the meaning of any employment agreement with such officer or employee.

        11.    Interpretation.    All questions concerning interpretation of this Code shall be referred to, and conclusively determined by, the two Compliance Officers acting together.

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  EXHIBIT 14
CODE OF ETHICS